Constitution Mining: First Hole Intersects High-Grade Gold at Peruvian Gold Sands Project

Lima, Peru – September 8, 2009 - Constitution Mining Corp. (CMIN.OB) has intersected a layer of mineralization with 424 mg/m3 of gold – a grade significantly higher than expected from historical drill results. The discovery was made in an initial exploration hole drilled with Constitution’s recently acquired Bucyrus Erie 20W churn rig.

In the 1990s, extensive drilling within Constitution’s 382 square kilometer (147.5 square mile) property package by a private Peruvian company, Monica de Iquitos, discovered layers of gold-enriched gravels in a 1000 hectare area known as the “Discovery Area”.  The average grades were upward of 295mg/m3 of gold – a concentration considered by gold mining industry standards to be high-grade for an alluvial deposit.

To put these numbers in perspective, the largest gold-sands mine in operation today, in Colombia, has been profitably producing more than 100,000 ounces of gold per year from gravels and sands with an average grade of only 150 mg/m3 and a cutoff grade of a mere 90 mg/m3. And the Colombia operation has been ongoing for decades, using older dredging technologically less advanced than what is now available. Certain other gold-sands deposits are currently being mined down to cutoff grades as low as 60 mg/m3 using modern, Dutch-based dredging and recovery technologies such as those provided by IHC Merwede.

Dr. Willem Fuchter, Constitution Mining’s CEO, commented: “Our initial interest was to drill a few holes in the “Discovery Area” to confirm both the presence of previously reported gold mineralization and to determine the upper end of gold-grade expectations. Considering that 500 mg/m3 is technically “Bonanza Grade,” the discovery of this 424 mg/m3 layer of gold mineralization (a 43% improvement in grade over the previously reported 295mg/m3 layers), it is safe to say both that gold exists in the Gold Sands alluvial fan and that there are very high-grade layers within the strata. Now the task ahead of us is to find whether the quantity of gold present is sufficient to support commercial production. This will require extensive additional sampling and drilling over the weeks and months ahead.”

In addition to continuing its drill program within the Discovery Area, Constitution has a separate drill team testing in an area 4.4km (2.7 miles) to the northeast of the Discovery Area.

Constitution Mining’s Director of Field Operations, John Keenan, stated, “Based on our current geological models and on historical reports, we expect the area northeast of the Discovery Area to yield comparatively lower grades. We need to know as much about the lower-grade end of this massive alluvial field as we do about the higher-grade end. This will help us develop a more accurate region-wide resource matrix.

Keenan continued, “Assays from CMIN’s work in the northeast should be released shortly after completion of this work. Anything above 60mg/m3 could indicate that gold is present throughout much of the entire 382 square kilometer property package.”

The Company has begun fast-tracking its 500-hole drill program in and near the Discovery Area. To that end, it is working to acquire a Conrad 8” Power Pioneer rig and a track-mounted, high-performance dual rotary rig for deployment to the Gold Sands project before the end of 2009. This should allow the company to drill deeper and sooner into possibly richer layers of gold mineralization.

About Constitution Mining Corp.

Our goal is to locate a commercially viable gold deposit and continuously increase the amount of gold underlying each of our outstanding shares. To build such value, we are focusing on the rapidly developing Gold Sands region of Peru, where we have optioned 382 square kilometers (147.5 square miles) of mining properties - the largest such block in the district.

The Gold Sands of Peru were laid down by eons of alluvial erosion. For millions of years, the waters of the Santiago and the Maranon rivers have been carving their way through the gold-rich mountain canyons of the Andes, carrying off vast amounts of gold and depositing much of the treasure in loose gravels and sands - Gold Sands - below the Manseriche gorge in Northeastern Peru. There the rivers reach a broad flood plain, slow to a crawl and release their cargo.

Historical drilling and sampling data from more than 500 test holes in the “Discovery Area” located on Constitution Mining's properties indicates the presence of significant alluvial gold in the region. We have designed programs to confirm the accuracy of this historical data with the intent of capturing the profit potential of the area by applying recently enhanced mining technologies that are especially well suited to low-density, near-surface deposits. These green-mining technologies are energy-efficient and environmentally friendly -- features that support their profitable use.

Further information about Constitution Mining Corp may be found at www.ConstitutionMining.com.

On behalf of the Board:

Dr. Willem Fuchter, CEO
Constitution Mining Corp.

Investor Inquiries
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Direct Dial: 646-755-3352
Email: Info@ConstitutionMining.com

Disclaimer

This release contains forward-looking statements that are based on the beliefs of Constitution Mining Corp. management and reflect Constitution Mining Corp. current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Constitution Mining Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date indicated in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law, Constitution Mining Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission.